CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of December 31, 2003)

ASSETS			2003	2002	LIABILITIES			2003	2002
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		19.342.775	17.010.423		Banks and financial institutions - short-term		19.328.288	9.283.360
	Time deposits		5.377.980	2.442.662		Banks and financial institutions - current maturities		83.348.206	147.753.713
	Marketable securities		43.209.683	77.580.150		Commercial papers		0	0
	Trade receivables		216.482.786	208.671.822		Debentures		112.705.228	21.921.281
	Notes receivable		7.352.077	6.084.680		Current maturities of other long-term liabilities		447.708	494.657
	Sundry debtors		8.112.153	25.321.317		Dividends payable		111.077	211.821
	Due from related companies		18.534.486	17.285.067		Accounts payable		131.699.489	151.385.506
	Inventories		19.974.571	14.503.984		Notes payable		296.884	175.701
	Refundable taxes		15.428.524	19.250.979		Sundry creditors		76.904.157	8.182.434
	Prepaid expenses		7.507.714	8.313.008		Due to related companies		24.962.004	12.095.958
	Deferred taxes		17.101.363	25.440.359		Provisions		11.582.310	10.051.712
	Other current assets		42.259.400	28.943.193		Withholdings		12.474.097	9.628.937
		Total current assets	420.683.512	450.847.644		Unearned income		8.854.652	7.033.101
						Other current liabilities		4.881.694	4.997.078
FIXED ASSETS
	Land		27.630.776	27.645.852			Total current liabilities	487.595.794	383.215.259
	Construction and infrastructure works		185.701.152	184.983.357	LONG-TERM LIABILITIES
	Machinery and equipment		3.456.701.757	3.327.825.508
	Other fixed assets		376.190.313	397.312.019		Banks and financial institutions		306.466.523	420.733.217
	Technical revaluation		9.224.415	9.221.570		Debentures		311.657.743	517.314.577
	Less: accumulated depreciation		2.225.580.485	1.988.554.136		Due to related companies		20.488.463	24.456.253
		Fixed assets-net	1.829.867.928	1.958.434.170		Sundry creditors		6.818.231	9.339.182
						Provisions		19.195.552	17.429.825
OTHER ASSETS						Deferred Taxes		46.565.849	36.350.588
	Investments in related companies		10.022.457	42.879.689		Other long-term liabilities		4.590.860	5.707.499
	Investments in other companies		3.854	3.854			Total long term liabilities	715.783.221	1.031.331.141
	Goodwill		158.129.169	181.198.599	MINORITY INTEREST			1.364.249	1.153.686
	Long-term debtors		30.205.916	35.188.660
	Intangibles		40.406.590	32.627.439	EQUITY
	Amortization (less)		4.558.865	2.657.625
	Other long-term assets		10.220.250	16.734.608		Paid-in capital		859.490.281	743.832.801
						Reserve		0	0
						Share premium		0	115.657.480
		Total other assets	244.429.371	305.975.224		Other reserves		(791.199)	1.943.983
						Retained earnings:		431.538.465	438.122.688
							Prior years	421.404.583	455.979.868
							(Losses) Income for the period	10.133.882	(17.857.180)
							Total equity	1.290.237.547	1.299.556.952

TOTAL ASSETS			2.494.980.811	2.715.257.038	TOTAL LIABILITIES AND EQUITY			2.494.980.811	2.715.257.038

Última actualización 28-01-2004
Por Telefónica CTC Chile